For additional information, contact:
Mark Fusler Director of Financial Reporting investor_relations@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavco.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FISCAL 2019 THIRD QUARTER RESULTS
AND CORPORATE UPDATE

PHOENIX, February 4, 2019 – Cavco Industries, Inc. (NASDAQ: CVCO) today announced financial results for the third fiscal quarter ended December 29, 2018.
Financial highlights include the following:

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Net revenue for the third quarter of fiscal year 2019 was $233.7 million, up 5.6% from $221.4 million for the third quarter of fiscal year 2018. The increase was primarily from higher home selling prices as a result of input cost inflation and modestly larger home sizes. Net revenue for the first nine months of fiscal 2019 was $721.6 million, a 14.8% increase from $628.7 million in the same period last year. Net revenue for the three and nine months ended December 29, 2018 includes subcontracted pass-through services of $5.9 million and $18.7 million, respectively, which are now recognized on a gross basis rather than net of associated costs.

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Income before income taxes was $16.9 million for the third quarter of fiscal year 2019, a 28.7% decrease from $23.7 million in the comparable quarter last year. The current quarter's results were impacted by the following events:

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The Company recorded unrealized losses of $2.1 million on corporate equity investments in Other income, net. This is the result of implementation this fiscal year of new accounting standards that require unrealized gains and losses on equity instruments to be reported on the Consolidated Statement of Comprehensive Income. In previous fiscal years, these amounts were recorded on the Consolidated Balance Sheet in the Accumulated other comprehensive income line;

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Selling, general and administrative expenses included $1.3 million for legal and other expenses related to the Company's internal investigation and response to the Securities and Exchange Commission ("SEC") inquiry and $0.7 million of expense related to the purchase of additional Director and Officer ("D&O") insurance, as described further below; and

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Financial services results were adversely impacted by a severe hailstorm in Arizona, which resulted in increased homeowners' insurance claims for the period. The Company's insurance subsidiary maintains reinsurance for loss events that exceed $1.5 million, which served to limit the losses realized this quarter. The prior year quarter experienced unusually low claims volume as policy coverage areas did not have any significant weather-related events.

Further increasing the adverse quarterly comparison, income before income taxes for the prior year third fiscal quarter benefited from a $3.4 million favorable dispute settlement resolution and the production of a limited number of disaster-relief units for the Federal Emergency Management Agency.
For the first nine months of fiscal 2019, income before income taxes increased 26.8% to $60.6 million from $47.8 million in the prior year period.

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Income tax expense was $3.6 million, an effective tax rate of 21.0% for the third quarter of fiscal year 2019 compared to $2.2 million and an effective tax rate of 9.5% in the same quarter of the prior year. The Company's prior year tax rate was impacted by the Tax Cuts and Jobs Act (the "Tax Act"), enacted on December 22, 2017, as the Company revalued its net deferred income tax balance and recorded an income tax benefit of $5.6 million. The Tax Act also reduced the federal statutory corporate tax rate to 21% for our fiscal year ending March 30, 2019. For the nine months ended December 29, 2018, income tax expense was $11.9 million, resulting in an effective tax rate of 19.7%, compared to income tax expense of $8.5 million and an effective tax rate of 17.7% in the comparable period. In addition to the effects of the Tax Act, income tax expense also includes a benefit of $2.3 million for the nine months ended December 29, 2018 related to excess tax benefits from exercises of stock options, compared to a benefit of $1.7 million in the comparable prior year period.

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Net income was $13.4 million for the third quarter of fiscal year 2019, compared to net income of $21.4 million in the same quarter of the prior year, a 37.4% decrease. For the nine months ended December 29, 2018, net income was $48.7 million, up 23.6% from net income of $39.4 million in the prior year period. Diluted net income per share was $1.44 and $5.24 for the three and nine months ended December 29, 2018, respectively, compared to $2.33 and $4.28 for the comparable periods last year.

Commenting on the quarter, Dan Urness, President and Acting Chief Executive Officer said, "The Company performed well during the most recently completed fiscal quarter. The financial results were benefited by productivity gains and a more favorable product mix. We experienced some softening in home order rates beyond the typical seasonal slowdown expected during winter months. This order rate decline was most prevalent in the South Central and South Eastern United States, excluding Florida. However, economic fundamentals have been resilient and we are optimistic about our product’s ability to uniquely fulfill the need for affordable housing. Recent progress by Fannie Mae and Freddie Mac in their Duty-to-Serve initiatives, as well as the highest homeownership rates in four years, bode well for our industry."
Corporate Update
As previously disclosed in the second quarter of fiscal 2019, the Company received a subpoena from the U.S. SEC Division of Enforcement requesting certain documents relating to, among other items, trading in the stock of another public company. The SEC also sent a subpoena for documents and testimony to Joseph Stegmayer, the Company's former Chairman, President and Chief Executive Officer, regarding similar issues. In addition, on November 9, 2018, the Company received a subpoena that contained duplicate document requests from Mr. Stegmayer’s subpoena as well as requests for more information on the same matter. The Audit Committee of the Board of Directors of the Company initiated an internal investigation led by independent legal counsel in relation to these requests, and that investigation is ongoing.
As a result of the ongoing independent investigation, the Company recorded $1.3 million related to legal and other expenses during the third fiscal quarter and expects to continue to incur related costs pertaining to this matter over the next several quarters. During the quarter, the Company also reviewed the sufficiency of its insurance coverage and as a result of this review, Cavco’s Board of Directors made a decision to purchase additional D&O insurance coverage. These new 22 month policies were implemented December 21, 2018. Total premiums paid for these policies were $15.3 million, of which $5.4 million was paid in the third fiscal quarter. As a result, the Company recorded $0.7 million of additional D&O policy premium expense during the third fiscal quarter, and expects to incur approximately $2.1 million per quarter in Selling, general and administrative expense from the amortization of these policy premiums through the second quarter of fiscal year 2021. Any additional adjustments are expected to be in the normal course of maintaining adequate D&O insurance for the Company.

Management Conference Call- Tomorrow, February 5, 2019 8:00 AM (Eastern Time)
Cavco’s management will hold a conference call to review these results tomorrow, February 5, 2019, at 8:00 AM (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at www.cavco.com under the Investor Relations link. An archive of the webcast and presentation will be available for 90 days at www.cavco.com under the Investor Relations link.
Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and Company-owned retailers. The Company is one of the largest producers of manufactured homes in the United States, based on reported wholesale shipments, marketed under a variety of brand names including Cavco Homes, Fleetwood Homes, Palm Harbor Homes, Fairmont Homes, Friendship Homes, Chariot Eagle and Lexington Homes. The Company is also a leading producer of park model RVs, vacation cabins, and systems-built commercial structures, as well as modular homes built primarily under the Nationwide Homes brand. Cavco’s mortgage subsidiary, CountryPlace Mortgage, is an approved Fannie Mae and Freddie Mac seller/servicer, a Ginnie Mae mortgage-backed securities issuer that offers conforming mortgages, non-conforming mortgages and home-only loans to purchasers of factory-built homes. Our insurance subsidiary, Standard Casualty, provides property and casualty insurance to owners of manufactured homes.
Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing and site-built housing industries; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to: adverse industry conditions; our ability to successfully integrate past acquisitions and any future acquisition or the ability to attain the anticipated benefits of such acquisitions; the risk that any past or future acquisition may adversely impact our liquidity; involvement in vertically integrated lines of business, including manufactured housing consumer finance, commercial finance and insurance; a constrained consumer financing market; curtailment of available financing for retailers in the manufactured housing industry; our participation in certain wholesale and retail financing programs for the purchase of our products by industry distributors and consumers may expose us to additional risk of credit loss; significant warranty and construction defect claims; our contingent repurchase obligations related to wholesale financing; market forces and housing demand fluctuations; net losses were incurred in certain prior periods and there can be no assurance that we will generate income in the future; a write-off of all or part of our goodwill; the cyclical and seasonal nature of our business; limitations on our ability to raise capital; competition; our ability to maintain relationships with independent distributors; our business and operations being concentrated in certain geographic regions; labor shortages; pricing and availability of raw materials; unfavorable zoning ordinances; loss of any of our executive officers; organizational document provisions delaying or making a change in control more difficult; volatility of stock price; general deterioration in economic conditions and continued turmoil in the credit markets; increased costs of healthcare benefits for employees; federal government shutdowns; information technology failures and data security breaches; extensive regulation affecting manufactured housing; potential financial impact on the Company from the subpoena we received from the SEC; the risk of potential litigation or regulatory action arising from the SEC subpoena; potential reputational damage that the Company may suffer as a result of the matters that are the subject of the subpoena from the SEC, as well as the results of the investigation being carried out by the Audit Committee of the Board of Directors; together with all of the other risks described in our filings with the Securities and Exchange Commission. Readers are specifically referred to the Risk Factors described in Item 1A of the 2018 Form 10-K, as may be amended from time to time, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	December 29, 2018	March 31, 2018
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$192,869	$186,766
Restricted cash, current	11,284	11,228
Accounts receivable, net	35,903	35,043
Short-term investments	10,558	11,866
Current portion of consumer loans receivable, net	32,863	31,096
Current portion of commercial loans receivable, net	10,755	5,481
Inventories	115,409	109,152
Prepaid expenses and other current assets	40,096	27,961
Total current assets	449,737	418,593
Restricted cash	454	1,264
Investments	33,125	33,573
Consumer loans receivable, net	58,447	63,855
Commercial loans receivable, net	26,284	11,120
Property, plant and equipment, net	66,378	63,355
Goodwill and other intangibles, net	82,776	83,020
Total assets	$717,201	$674,780
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,284	$23,785
Accrued liabilities	126,228	126,500
Current portion of securitized financings and other	39,596	26,044
Total current liabilities	186,108	176,329
Securitized financings and other	15,020	33,768
Deferred income taxes	7,001	7,577
Stockholders’ equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $.01 par value; 40,000,000 shares authorized; Outstanding 9,098,320 and 9,044,858 shares, respectively	91	90
Additional paid-in capital	249,018	246,197
Retained earnings	260,107	209,381
Accumulated other comprehensive income (loss)	(144)	1,438
Total stockholders’ equity	509,072	457,106
Total liabilities and stockholders’ equity	$717,201	$674,780

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Net revenue	$233,700	$221,383	$721,633	$628,706
Cost of sales	184,679	171,527	571,720	502,330
Gross profit	49,021	49,856	149,913	126,376
Selling, general and administrative expenses	30,833	26,045	90,081	78,503
Income from operations	18,188	23,811	59,832	47,873
Interest expense	(923)	(1,236)	(2,836)	(3,305)
Other income, net	(318)	1,094	3,604	3,251
Income before income taxes	16,947	23,669	60,600	47,819
Income tax expense	(3,563)	(2,242)	(11,949)	(8,457)
Net income	$13,384	$21,427	$48,651	$39,362

Net income per share:
Basic	$1.47	$2.37	$5.36	$4.36
Diluted	$1.44	$2.33	$5.24	$4.28
Weighted average shares outstanding:
Basic	9,097,993	9,030,100	9,075,156	9,019,311
Diluted	9,270,220	9,214,898	9,282,178	9,186,042

CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Net revenue:
Factory-built housing	$220,342	$207,183	$680,198	$587,445
Financial services	13,358	14,200	41,435	41,261
Total net revenue	$233,700	$221,383	$721,633	$628,706

Income before income taxes:
Factory-built housing	$14,562	$18,393	$53,050	$40,147
Financial services	2,385	5,276	7,550	7,672
Total income before income taxes	$16,947	$23,669	$60,600	$47,819

Capital expenditures	$2,442	$1,246	$6,318	$3,025
Depreciation	$1,114	$933	$3,224	$2,699
Amortization of other intangibles	$80	$92	$244	$276

Total factory-built homes sold	3,447	3,701	10,870	10,474

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